Exhibit 13

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A Common Stock of Astra Space, Inc., organized under the laws of Delaware, is being filed and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: March 14, 2024

Andrei Karkar

By:	/s/ Andrei Karkar
	Name:	Andrei Karkar

ERAS Capital, LLC

By:	/s/ Andrei Karkar
	Name:	Andrei Karkar
	Title:	Chief Executive Officer